Exhibit 23.1



CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in Registration Statement Nos. 333-80043, 333-93301, 333-45868, 333-52450, 333-75760, 333-99059 and 333-115029
of Internet Commerce Corporation on Form S-3 and Registration Statement Nos. 333-49364, 333-49372, 333-39854 and 333-86565 of Internet Commerce Corporation
on Form S-8 of our report dated October 27, 2003 (June 18, 2004 as to Note 14) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," effective August 1, 2001), appearing in this Current Report on Form 8-K of Internet Commerce Corporation.



/s/Deloitte & Touche LLP
New York, New York
August 19, 2004